UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2022

LogicMark, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36616	46-0678374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Diode Lane Louisville, KY 40299	40299
(Address of registrant’s principal executive office)	(Zip code)

Registrant’s telephone number, including area code: (502) 442-7911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LGMK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 31, 2022, LogicMark, Inc. (the “Company”) received a written notification from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2), as the Company’s closing bid price for its common stock was below $1.00 per share for the prior thirty (30) consecutive business days.

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has been granted a 180-calendar day compliance period, or until May 1, 2023, to regain compliance with the minimum bid price requirement. During the compliance period, the Company’s shares of common stock will continue to be listed and traded on the Nasdaq Capital Market. To regain compliance, the closing bid price of the Company’s shares of common stock must meet or exceed $1.00 per share for at least ten (10) consecutive business days during the 180-calendar day compliance period. Management continues to believe that adherence to its current operating and business plan will enable the Company to regain compliance.

If the Company is not in compliance by May 1, 2023, the Company may be afforded a second 180-calendar day compliance period. To qualify for this additional time, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq with the exception of the minimum bid price requirement.

If the Company does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the Company’s shares of common stock will be subject to delisting and may potentially be traded on the over-the-counter market thereafter.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on June 17, 2021, the Company entered into an employment agreement dated as of June 8, 2021 with Chia-Lin Simmons (the “Prior Agreement”). The Prior Agreement provided for Ms. Simmons to serve as the Company’s Chief Executive Officer through and until June 14, 2022, such term to automatically renew for an additional year if Ms. Simmons achieved the objectives set forth in the Prior Agreement.

On November 2, 2022, the Company executed and entered into a new executive employment agreement (the “Employment Agreement”) with Ms. Simmons, effective as of June 14, 2022. The term of the Employment Agreement commenced on June 14, 2022 and continues through and until August 31, 2025 (the “Term”), unless terminated on an earlier date pursuant to the terms set forth in the Employment Agreement.

Pursuant to the Employment Agreement, Ms. Simmons will receive an annual base salary of $500,000 and will be eligible to receive an annual bonus (the “Annual Bonus”). The Annual Bonus will have a maximum amount of 100% of Ms. Simmons’s base salary and is contingent upon Ms. Simmons meeting certain annual goals (the “Annual Bonus Goals”) as approved by the Company’s Board of Directors (the “Board”). Following the close of each fiscal year, the Compensation Committee of the Board shall determine the amount of Ms. Simmons’ Annual Bonus within the guidance set forth in the Annual Bonus Goals.

The Employment Agreement also provides that subject to the approval of the Board, Ms. Simmons shall be issued grants of restricted shares of the Company’s common stock (“Restricted Shares”) from time to time during the Term so that the aggregate number of Restricted Shares held of record by Ms. Simmons at all times during the Term equals six percent (6%) of the Company’s aggregate issued and outstanding stock as of the applicable date of grant.

The Employment Agreement contains standard terms relating to termination of employment for cause, good reason, as well as standard provisions relating to Ms. Simmons’ rights receive unpaid salary through the date of termination and accrued but unused vacation time in accordance with Company policy and all other payment and benefits to which Ms. Simmons shall be entitled to under the terms of the Employment Agreement.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement by and between the Company and Chia-Lin Simmons, dated November 2, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2022	LogicMark, Inc.

	By:	/s/ Mark Archer
Name: Mark Archer Title: Chief Financial Officer

2